UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment NO. ___________)*

ASPEC TECHNOLOGY INC.
-----------------------------------------------------------------------
(Name of Issuer)

COMMON STOCK
------------------------------------------------------------------------
(Title of Class of Securities)

045233103
------------------------------------------------------------------------
(CUSIP NUMBER)


	*The remainder of this cover page shall be filled out for a person's initial filing on this form with respect to the subject securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

	The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)


--------------------------------
CUSIP NO.	  045233103
--------------------------------
---------------------------------------------------------------------------
(1)  NAME OF REPORTING PERSONS.
	  I.R.S IDENTIFICATON NOS. OF ABOVE PERSONS
	  WK TECHNOLOGY FUND
---------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
(a)  [  ]
(b)  [  ]
---------------------------------------------------------------------------
(3)  SEC USE ONLY
---------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION
       TAIWAN
---------------------------------------------------------------------------



---------------------------------------------------------------------------
NUMBER OF 	  	(5)    SOLE VOTING POWER.....0.........
BENEFICIALLY		(6)    SHARED VOTING POWER....510,992 shares
	                    registered in the name of WK Technology.......
EACH 		      	(7)    SOLE DISPOSITIVE POWER...0...........
REPORTING
PERSON WITH:		(8)    SHARED DISPOSITIVE POWER. 510,992 shares
        				         registered in the name of WK Technology........

-------------------------------------------------------------------------
(9)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
			SHARES       510,992 SHARES
-------------------------------------------------------------------------
(10)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
	  SHARES 			[  ]
------------------------------------------------------------------------
(11)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)....1.8%..
------------------------------------------------------------------------
(12)  TYPE OF REPORTING PERSON*..IV....................
------------------------------------------------------------------------

------------------------------
CUSIP NO.	  045233103
------------------------------

ITEM  1(A)   NAME OF ISSUER
                      ASPEC TECHNOLOGY
-----------------------------------------------------------------------
ITEM  1(B)   ADDRESS OR ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                      830 E. ARQUES AVE., SUNNYVALE,  CA 94086
-----------------------------------------------------------------------
ITEM  2(A)   NAME OF PERSON FILING
                      WK TECHNOLOGY FUND
-----------------------------------------------------------------------
ITEM  2(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IN NONE, RESIDENCE
                     10TH FLOOR, 115, SEC. 3, MING SHENG E. ROAD,
                     TAIPEI, TAIWAN R.O.C.
-----------------------------------------------------------------------
ITEM  2(C)   CITIZENSHIP
                      TAIWAN
------------------------------------------------------------------------
ITEM  2(D)   TITLE OF CLASS OF SECURITIES
                      COMMON STOCK
-------------------------------------------------------------------------
ITEM  2 (E)  CUSIP NUMBER
		                    045233103
-------------------------------------------------------------------------


ITEM 3  IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d
	         CHECK WHETHER THE PERSON FILING IS A:

(a)  [  ]   Broker or Dealer registered under Section 15 of the Act
(b)  [  ]   Bank as defined in section 3 (a) (6) of the Act
(c)  [  ]   Insurance Company as defined in section 3 (a) (19) of the Act
(d)  [  ]   Investment Company registered under section 8 of the Investment
            Company Act
(e)  [  ]  Investment Adviser  in accordance with 240.13d-1 (b) (1) (ii) (E)
(f)  [  ]  An employee benefit plan or endowment fund in accordance with
           240.13d-1 (b) (1) (ii) (F)
(g)  [  ]  A parent holding company or control person in accordance with
           240. 13d-1 (b) (1) (ii) (G)
(h)  [  ]  A savings associations as defined in Section 3 (b) of the Federal
           Deposit Insurance Act
(i)  [  ]  A church plan that is excluded from the definition of an investment company under section
             3 (c) (14) of the Investment Company Act of 1940
(j)   [  ]  Group, in accordance with 240.13d-1(b) (1) (ii) (J)

-------------------------------------------------------------------------
ITEM 4.  OWNERSHIP
(a)    Amount Beneficially Owned: .....510,992.....................
-------------------------------------------------------------------------
(b)    Percent of Class: ......1.8%...........................
-------------------------------------------------------------------------
(c)    Number of shares as to which such person has:
(i)    Sole power to vote or to direct the vote.0..................
(ii)   Shared power to vote or to direct the vote.....510,992 shares........
(iii)  Sole power to dispose or the direct the disposition of.0...........
(iv)   Shared power to dispose or to direct the disposition of..
       510,992 shares......
---------------------------------------------------------------------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]
--------------------------------------------------------------------------

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
          PERSON
 If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and , if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension
 fund or endowment fund is not required.      N/A
--------------------------------------------------------------------------

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
 If a parent holding company has filed this schedule, pursuant to Rule 13d-1 (b) (ii) (G), so indicate under Item 3 (g) and attach an exhibit stating the identity and the item 3 classification of the relevant subsidiary. If a parent holding company has filed this schedule pursuant to Rule 13d-1 (c) or Rule 13d-1 (d), attach an exhibit stating the
 identification of the relevant subsidiary.	  N/A
--------------------------------------------------------------------------

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
 If a group has filed this schedule pursuant to 240.13d-1 (b) (1) (ii)
 (J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to 240.13d-1 (c) or 240.13d-1(d),
 attach an exhibit stating the identity of each member of the group.    N/A
--------------------------------------------------------------------------
ITEM 9.  NOTICE OF DISSOLUTION GROUP
 Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required,
 by members of the group, in their individual capacity.  See Item 5.   N/A
--------------------------------------------------------------------------


ITEM 10.  CERTIFICATION

(a) The following certification shall be included if the statement if filed pursuant to 240.13d-1(b):By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.
(b) The following certification shall be included if the statement is filed pursuant to 240.13d-1(c):
 By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

 SIGNATURE
 After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.

							3/23/99
							-----------------------------------------------
							Date


						              /s/  Leslie Kuo
							-----------------------------------------------
							Signature


							Leslie Kuo,  Investment Specialist
							-----------------------------------------------
							Name/Title